EXHIBIT 10.4

ADMINISTRATIVE AND TECHNOLOGY SERVICES AGREEMENT

by and between

Capitol Bancorp Ltd.

and

Michigan Commerce Bancorp Limited

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1

1.1	Definitions.	1

ARTICLE 2 TERM OF AGREEMENT	2

2.1	Term.	2

ARTICLE 3 SERVICES	2

3.1	Administrative Services.	2

3.2	Technology Services.	3

3.3	Term of Services.	3

3.4	Termination of Administrative Services.	4

3.5	Excluded Services.	4

ARTICLE 4 ADDITIONAL AGREEMENTS	4

4.1	Relationships Between Capitol and MCBL; Non-Exclusivity.	4

ARTICLE 5 CHARGES AND SET-OFF	4

5.1	Charges for Services.	4

5.2	Set-off.	4

5.3	Settlement.	5

ARTICLE 6 TERMINATION	5

6.1	Termination; Effect of Expiration or Termination; Survival.	5

ARTICLE 7 PERSONNEL, FACILITIES AND ACCESS	5

7.1	Personnel.	5

7.2	Facilities.	5

7.3	Changes.	5

7.4	Capitol Access.	5

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7.5	MCBL Access.	5

ARTICLE 8 RELATIONSHIP BETWEEN THE PARTIES	6

ARTICLE 9 SUBCONTRACTORS	6

9.1	Subcontractors.	6

9.2	Assignment.	6

ARTICLE 10 INTELLECTUAL PROPERTY	6

10.1	Allocation of Rights by Ancillary Agreements.	7

10.2	Existing Ownership Rights Unaffected.	7

10.3	Third Party Software.	7

10.4	Termination of Licenses.	7

ARTICLE 11 NO OBLIGATION	7

ARTICLE 12 CONFIDENTIALITY	7

12.1	Confidentiality.	7

12.2	Confidential Information.	7

12.3	Permitted Purpose.	8

12.4	Disclosure.	8

12.5	Custody.	8

12.6	Expiration of Confidentiality Provisions.	8

ARTICLE 13 LIMITATION OF LIABILITY AND INDEMNIFICATION	8

13.1	Indemnification.	8

13.2	Limitation of Liability.	10

13.3	Provisions Applicable with respect to Indemnification Obligations.	10

13.4	Survival.	10

ARTICLE 14 DISPUTE RESOLUTION	10

ARTICLE 15 ASSIGNMENT	10

ii

15.1	Prohibition of Assignment.	10

15.2	Assignment to Capitol Group.	10

ARTICLE 16 MISCELLANEOUS	11

16.1	Notices.	11

16.2	Governing Law; Consent to Jurisdiction.	11

16.3	Judgment Currency.	11

16.4	Entire Agreement.	11

16.5	Conflicts.	11

16.6	Force Majeure.	11

16.7	Amendment and Waiver.	12

16.8	Further Assurances.	12

16.9	Severability.	12

16.10	Counterparts.	12

SCHEDULES

SCHEDULE 3.1 – Administrative Services
SCHEDULE 3.2 – Technology Services
SCHEDULE 3.3 – Excluded Activities
SCHEDULE 5.1 – Fee Schedule

EXHIBITS

EXHIBIT 1 – Subleases

iii

ADMINISTRATIVE AND TECHNOLOGY SERVICES AGREEMENT

THIS ADMINISTRATIVE AND TECHNOLOGY SERVICES AGREEMENT (“Agreement”) is made and entered into as of _______, 2009 (the “Effective Date”) by and between CAPITOL BANCORP LTD., a Michigan corporation (together with its affiliated companies, “Capitol”), and MICHIGAN COMMERCE BANCORP LIMITED, a Michigan corporation (together with is affiliated companies, “MCBL”).  MCBL and Capitol are each individually referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS, Capitol and MCBL have entered into a Separation Agreement and Plan of Distribution, dated _____________, 2009, pursuant to which the Parties set out the terms and conditions relating to the separation of MCBL Business (such that MCBL Business is to be held, as at the Effective Time, directly or indirectly, by MCBL (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”).

WHEREAS, in connection therewith, Capitol and the other members of Capitol Group, on the one hand, and MCBL and the other members of MCBL Group, on the other hand, will provide certain administrative services to each other following the Distribution Date, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

 1.1    Definitions.    The capitalized terms set forth shall have the following meanings:

“Administrative Services” has the meaning set forth in Section 3.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Michigan are authorized or required by law to close.

“Capitol” has the meaning set forth in the preamble.

“Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type envisaged by this Agreement; provided, however, that an obligation to use Commercially

Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party.

        “Distribution” has the meaning set forth in the recitals.

“Dollars” or “$” means the lawful currency of the United States of America

“Effective Date” has the meaning set forth in the preamble.

“Facilities” has the meaning set forth in Section 7.2.

“MCBL” has the meaning set forth in the preamble.

“Force Majeure” has the meaning set forth in Section 16.6.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization including a governmental or political subdivision or agency or instrumentality thereof.

“Personnel” means the employees, or if applicable, agents, subcontractors or representatives of Capitol or its Affiliates who provide any Services under this Agreement.

“Privacy Policy” means the privacy policies of a Party or agreements or promises with other Persons regarding privacy.

“Services” means the Administrative Services and the Technology Services.

“Technology Services” has the meaning set forth in Section 3.2.

“Term” has the meaning set forth in Section 2.1.

ARTICLE 2
TERM OF AGREEMENT

 2.1    Term.  The term (the “Term”) of this Agreement shall commence on the Effective Date and will terminate on December 31, 2010, unless terminated earlier pursuant to the terms of Article VI hereof.  This Agreement shall automatically renew for additional terms of three (3) year unless either Party gives at least one hundred and twenty (120) days notice of its intent not to renew.

ARTICLE 3
SERVICES

 3.1    Administrative Services.

(a)    Scope of Administrative Services.  During the Term of this Agreement, Capitol agrees to provide or cause its Affiliates to provide to MCBL the services set forth on Schedule 3.1 which is attached hereto and made a part hereof for all purposes (the “Administrative Services”).  Administrative Services shall be provided in accordance with Capitol’s customary practices in effect at or immediately prior to the Effective Date, subject to:  (a) any limitations imposed by applicable laws; (b) professional standards and policies adopted by Capitol and/or MCBL in their reasonable discretion; and (c) the limitations set forth in this Agreement.  MCBL shall own all right, title and interest in all data generated in connection with the Administrative Services.

(b)    Change in Volume or Nature of Administrative Services.  At any time during the Term of this Agreement, MCBL may submit to Capitol a request that an Administrative Service described on Schedule 3.1 that has not otherwise terminated in accordance with this Agreement be provided to MCBL in the aggregate at a volume or nature materially different than the volume or nature of services provided by Capitol in respect of MCBL on or immediately prior to the Effective Date.  Provided MCBL has submitted to Capitol any information required by Capitol, within a reasonable period of time following receipt of such request, Capitol shall use Commercially Reasonable Efforts to provide MCBL with such requested services and shall provide MCBL with an estimated price and a schedule for any such change in volume or nature of services.  If MCBL is in agreement with such estimated price and schedule, MCBL shall so notify Capitol in writing within ten (10) Business Days of receipt of such estimate from Capitol, and Capitol shall thereafter make Commercially Reasonable Efforts to accommodate MCBL’s request for a change in volume or nature of services in accordance with such estimated price and schedule as soon as reasonably possible.

 3.2    Technology Services.

(a)    Scope of Technology Services.  During the Term of this Agreement, Capitol agrees to provide or cause its Affiliates and their respective employees to provide to MCBL the services set forth on Schedule 3.2 which is attached hereto and made a part hereof for all purposes (the “Technology Services”).  Technology Services shall be provided in a manner consistent with the provision of such Technology Services at or immediately prior to the Effective Date, subject to:  (a) any limitations imposed by applicable laws; (b) professional standards and policies adopted by Capitol and/or MCBL in their reasonable discretion; and (c) the limitations set forth in this Agreement.  MCBL shall own all right, title and interest in all data generated in connection with the Technology Services.

(b)    Change in Volume or Nature of Technology Services.  At any time during the Term of this Agreement, MCBL may submit to Capitol a request that Technology Services described on Schedule 3.2 be provided to MCBL in the aggregate at a volume or nature materially different than the volume or nature of services provided on or immediately prior to the Effective Date.  Provided MCBL has submitted to Capitol any information required by Capitol, within a reasonable period of time following receipt of such request, Capitol shall use Commercially Reasonable Efforts to provide MCBL with such requested services and shall provide MCBL with an estimated price and a schedule for any such change in volume or nature of services.  If MCBL is in agreement with such estimated price and schedule, MCBL shall so notify Capitol in writing within ten (10) Business Days of receipt of such estimate from Capitol, and Capitol shall thereafter make Commercially Reasonable Efforts to accommodate MCBL’s request for a change in volume or nature of services in accordance with such estimated price and schedule as soon as reasonably possible

 3.3    Term of Services.   Unless this Agreement is earlier terminated as provided herein, during the Term of said Agreement including any renewal term, Capitol shall provide or cause to be provided all Services, other than any Administrative or Technology Services that are earlier terminated as provided herein.

 3.4    Termination of Administrative Services.   MCBL may terminate any Administrative or Technology Service by giving Capitol at least ninety (90) days prior written notice of such termination, in which case, with respect to such terminated Administrative or Technology Service: (a) Capitol shall be responsible for providing such Service only through the effective time of such termination; and (b) MCBL shall be responsible for paying only the amounts described in Section 6.3 plus any costs incurred by Capitol as a result of such early termination, including without limitation, any termination fees, wind-down costs, fees associated with disentanglement services or any other costs, fees or expenses actually incurred by Capitol as a result of early termination of such Service.

 3.5    Excluded Services.  The Services hereunder shall exclude any Excluded Activities (as defined in Schedule 3.5).  In furtherance of the foregoing, Capitol shall not engage in and MCBL shall not request that Capitol engage in, any of the Excluded Activities in the course of providing Services hereunder.

ARTICLE 4
ADDITIONAL AGREEMENTS

 4.1    Relationships Between Capitol and MCBL; Non-Exclusivity.

(a)    Capitol acknowledges that maintenance of the relationship between itself and its Affiliates, on the one hand, and MCBL, on the other hand, is a non-exclusive arrangement and that MCBL is free to negotiate marketing and services agreements with other entities to promote the business objectives of MCBL.

(b)    Notwithstanding any other provision of this Agreement to the contrary, during the Term of said Agreement, MCBL shall not be obligated to purchase from Capitol any particular Service or any amount of Services, and may terminate any such services pursuant to Section 3.5 and purchase such services from one or more third parties.

(c)    MCBL and Capitol shall negotiate in good faith if either Party desires to amend the definition of Administrative Services or Technology Services for purposes of this Agreement or enter into any new agreements between MCBL and Capitol.

ARTICLE 5
CHARGES AND SET-OFF

 5.1    Charges for Services.  During the Term of this Agreement, Capitol shall charge MCBL, and MCBL shall pay, the mutually agreed upon amounts set forth on Schedule 5.1 (which is attached hereto and made a part hereof for all purposes) for all Services provided in accordance with the terms of said Agreement.

 5.2    Set-off.  During the Term of this Agreement, MCBL shall have the right to set off any amounts due to MCBL from Capitol under any other Ancillary Agreement (as defined in the Separation Agreement).

5.3    Settlement.  During the Term of this Agreement, MCBL shall remit to Capitol (or to one or more of its Affiliates as designated by Capitol) by electronic funds transfer, the amount due to Capitol for the Services provided under this Agreement, which shall be equal to the amounts payable by MCBL in accordance with the attached Schedule 5.1, reduced by any amounts due to MCBL under Section 5.2 and increased by any amounts of MCBL operating expenses paid by Capitol Accounts Payable, Tax, or Payroll Departments.  Such settlement of the inter-company account balance shall occur each month prior to the end of the succeeding month.

ARTICLE 6
TERMINATION

 6.1    Termination; Effect of Expiration or Termination; Survival.  MCBL shall have the right to terminate this Agreement at any time upon one hundred and twenty (120) days notice to Capitol.  Capitol shall have the right to terminate this Agreement immediately upon (i) a sale, transfer or other disposition of all or substantially all of the assets of MCBL (including by way of merger, liquidation, consolidation, corporate reorganization or similar transaction); or (ii) a liquidation of MCBL.  In addition,  Capitol shall have the right to terminate this Agreement if MCBL shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement and such breach or failure is not cured within 90 days after Capitol has given MCBL written notice identifying such breach or failure.  Upon expiration or termination of this Agreement: (a) neither Party shall be relieved of any liability for the breach of any provision of this Agreement; and (b) any amounts owed hereunder by one Party to another Party shall be immediately due and payable and shall be made by wire transfer of immediately available funds.

ARTICLE 7
PERSONNEL, FACILITIES AND ACCESS

 7.1    Personnel.  Except as otherwise provided in Schedules 3.1 and 3.2, Services may be provided by such Personnel as Capitol deems appropriate in its reasonable discretion, subject to any required approval by applicable governmental authority.

 7.2    Facilities.  Subject to Schedules 3.1 and 3.2, Services may be provided by Capitol using furniture, fixtures, and equipment and other items or materials owned, licensed or leased by Capitol or its Affiliates (collectively, the “Facilities”).  MCBL acknowledges and agrees that MCBL shall not have any right, title, or interest in or to the Facilities.

 7.3    Changes.  MCBL shall not change any procedure or method of operation that adversely affects Capitol’s performance of its obligations under this Agreement without Capitol’s prior written consent, which consent shall not be unreasonably withheld or delayed.

 7.4    Capitol Access.  To the extent permitted by applicable laws, upon reasonable notice, MCBL shall provide Capitol with all reasonable access to and right to use MCBL’s Facilities and any other assets of MCBL (including all records in physical or electronic form) as Capitol reasonably deems necessary to provide the Services and to perform its obligations under this Agreement.

 7.5    MCBL Access.  To the extent permitted by applicable laws, upon reasonable notice, Capitol shall provide MCBL with all reasonable access to and right to use Capitol’s

Personnel, Facilities and any other assets of Capitol (including all records in physical or electronic form) as MCBL reasonably deems necessary to MCBL to perform its obligations under this Agreement.

ARTICLE 8
RELATIONSHIP BETWEEN THE PARTIES

Capitol is and will remain at all times an independent contractor in the performance of all Services hereunder.  In all matters relating to this Agreement, Capitol will be solely responsible for the acts of its employees and agents, and employees or agents of Capitol shall not be considered employees or agents of MCBL.  Except as otherwise provided herein, Capitol will not have any right, power or authority to create any obligation, express or implied, on behalf of MCBL nor shall Capitol act or represent or hold itself out as having authority to act as an agent or partner of MCBL, or in any way bind or commit MCBL to any obligations.  Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or Persons referred to herein, and each Party shall be responsible only for its respective obligations as set forth in this Agreement.  Neither Capitol nor its employees shall be considered an employee or agent of MCBL for any purpose, except as expressly agreed by the Parties.  Capitol shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and deductions at source), worker’s compensation, disability benefits and the like of its employees.

ARTICLE 9
SUBCONTRACTORS

 9.1    Subcontractors.   Capitol may, subject to Section 9.2, engage a “Subcontractor” to perform all or any portion of Capitol’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section [  ] of the Separation Agreement regarding confidentiality and non-use of information, and provided further that Capitol remains responsible for the performance of such Subcontractor and for paying the Subcontractor.  As used in this Agreement, “Subcontractor” will mean any Person or entity engaged to perform hereunder, other than employees of Capitol or its Affiliates.

 9.2    Assignment.  In the event of any subcontracting by Capitol to a non-Affiliate of Capitol of all or any portion of Capitol’s duties under this Agreement, Capitol shall assign and transfer to MCBL the full benefit of all such non-Affiliate subcontractor’s performance covenants, guarantees, warranties or indemnities (if any), to the extent same are transferable or assignable, in respect of the portion of the Services provided to MCBL pursuant to such subcontracting; and if any such guarantees, warranties, indemnities and benefits are not assignable, Capitol shall use Commercially Reasonable Efforts to procure the benefit of same for MCBL through other legal permissible means.  Capitol will also reasonably endeavor to permit the assignment of any Subcontractor engagement to MCBL or its Affiliates at the request of MCBL upon termination of Service hereunder.

ARTICLE 10
INTELLECTUAL PROPERTY

 10.1    Allocation of Rights by Ancillary Agreements.  This Agreement and the performance of this Agreement will not affect the ownership of any patent, trademark or copyright or other intellectual property rights allocated in the Separation Agreement or any of the Ancillary Agreements.

 10.2    Existing Ownership Rights Unaffected.  Neither Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

MCBL agrees to reimburse Capitol for any reasonable out-of-pocket expenses arising out of the obligations under this Section 10.2.  Capitol hereby waives, and shall cause its employees to waive, the whole of its and their rights to any copyright material developed under this Agreement.

 10.3    Third Party Software.  In addition to the consideration set forth elsewhere in this Agreement, MCBL shall also pay any amounts (and applicable sales and use taxes) that are required to be paid to any licensors of software that is used by Capitol (other than as a part of its normal operations), to the extent that such software is used in connection with the provision of any Service hereunder, and any amounts (and applicable Sales Taxes) that are required to be paid by Capitol to any such licensors to obtain the Consent of such licensors to allow Capitol to provide any of the Services hereunder.  Subject to the immediately preceding sentence and to the terms of the Separation Agreement, Capitol will use Commercially Reasonable Efforts to obtain any Consent that may be required from such licensors in order to provide any of the transition Services hereunder.

 10.4    Termination of Licenses.  Any license granted hereunder by Capitol shall terminate ipso facto upon the expiration or early termination of this Agreement.

ARTICLE 11
NO OBLIGATION

Neither Party assumes any responsibility or obligation whatsoever, other than the responsibilities and obligations expressly set forth in this Agreement (including the exhibits and schedules hereto), in the Separation Agreement or in a separate written agreement between the Parties.

ARTICLE 12
CONFIDENTIALITY

 12.1    Confidentiality.  The terms of the Confidentiality provisions set forth in Section [  ] of the Separation Agreement shall apply to all confidential information disclosed in the course of the Parties’ interactions under this Agreement.  This Article 12 of the Agreement sets out additional requirements regarding confidential information for the purposes of this Agreement.

 12.2    Confidential Information.  The term “Confidential Information” means all business or operational information concerning MCBL (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments,

(vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by such MCBL to Capitol, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, Capitol (except to the extent that such information can be shown to have been (i) in the public domain through no action of Capitol, (ii) lawfully acquired from other sources by Capitol to which it was furnished or (iii) independently developed by Capitol; provided, however, in the case of clause (ii) that, to the knowledge of Capitol, such sources did not provide such information in breach of any confidentiality obligations).

 12.3    Permitted Purpose.  The term “Permitted Purpose” means the provision of a Service by Capitol to MCBL under this Agreement.

 12.4    Disclosure.  Capitol may use Confidential Information in connection with a Permitted Purpose, provided that for purposes of this Agreement, Confidential Information shall not be used by Capitol for any purpose other than a Permitted Purpose or in any way that is detrimental to MCBL.  In particular,

(a)    Capitol shall not disclose any Confidential Information to any employee of Capitol who does not have a need to know such Confidential Information in order to perform the Permitted Purpose; and

(b)    Capitol shall not use the Confidential Information other than for such purposes as shall be expressly permitted under this Agreement.

 12.5    Custody.  The Confidential Information, including any derivative documents prepared by Capitol, will be held in safe custody and kept confidential on the terms set forth in this Agreement.  Each employee of Capitol who is authorized to have or be aware of Confidential Information will store that information in his possession in separate paper and/or electronic files.

 12.6    Expiration of Confidentiality Provisions.  The obligations of the Parties under this Article 12 shall survive the expiration or earlier termination of this Agreement; provided, however, that in any event, the obligations of the Parties under this Article 12 shall expire on the fifth anniversary of the expiration or earlier termination of this Agreement.

ARTICLE 13
LIMITATION OF LIABILITY AND INDEMNIFICATION

 13.1    Indemnification.  Capitol shall indemnify, defend and hold harmless MCBL, each other member of MCBL Group and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing (collectively, the “MCBL Indemnified Parties”), from and against any and all Liabilities of MCBL Indemnified Parties incurred by, borne by or asserted against any of them relating to, arising out of or resulting from any of the following items (without duplication):

(a)    the breach or the failure of performance by Capitol of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;

(b)    death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of MCBL, of another member of MCBL Group or contractors, resulting from the acts or omissions of Capitol or its Affiliates under or in connection with this Agreement, to the extent that such Liabilities are not covered by worker’s compensation;

(c)    loss of, or damage to, or destruction of any property whatsoever, including without limitation, property of MCBL or of another member of MCBL Group, resulting from the acts or omissions of Capitol or its Affiliates under or in connection with this Agreement, to the extent such liabilities are not covered by insurance; or

(d)    any claim or assertion that the execution or performance by MCBL of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of Capitol to or with any other Person, caused by, arising out of, or in any way related to this Agreement, but subject however to the limitations of liability provided in Section 13.2 of this Agreement.

MCBL shall indemnify, defend and hold harmless Capitol, each other member of Capitol Group and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing (collectively, the "Capitol Indemnified Parties"), from and against any and all Liabilities of Capitol Indemnified Parties incurred by, borne by or asserted against any of them relating to, arising out of or resulting from any of the following items (without duplication):

(a)    the breach or the failure of performance by MCBL of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;

(b)    death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of Capitol, of another member of Capitol Group or contractors, resulting from the acts or omissions of MCBL or its Affiliates under or in connection with this Agreement, to the extent that such Liabilities are not covered by worker’s compensation;

(c)    loss of, or damage to, or destruction of any property whatsoever, including without limitation, property of Capitol or of another member of Capitol Group, resulting from the acts or omissions of MCBL or its Affiliates under or in connection with this Agreement, to the extent such liabilities are not covered by insurance; or

(d)    any claim or assertion that the execution or performance by Capitol of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of MCBL to or with any other Person, caused by, arising out of, or in any way related to this Agreement, but subject however to the limitations of liability provided in Section 13.2 of this Agreement.

13.2    Limitation of Liability.  Notwithstanding the provisions of Section 13.1, the total aggregate liability of a Party to the other Party for all events, acts or omissions of such Party under or in connection with this Agreement or the Services provided by such Party hereunder, whether based on an action or claim in contract, warranty, equity, negligence, tort or otherwise, shall not exceed an amount equal to the value of the Services payable by such Party to the other Party under this Agreement; provided that the foregoing limit shall not apply with respect to any liability arising out of or relating to such Party’s gross negligence or willful misconduct or the gross negligence or willful misconduct of its personnel, contractors, subcontractors or agents or other Persons for which it is responsible under Applicable Law.

In no event shall any member of Capitol Group or MCBL Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages, lost profits, or failure to realize expected savings, or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence), arising in any way out of this Agreement, whether or not such Person has been advised for the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for liabilities to with respect to Third Party Claims as set forth in Article 6 of the Separation Agreement.

 13.3    Provisions Applicable with respect to Indemnification Obligations.  Article 6 of the Separation Agreement shall apply mutatis mutandis  with respect to any Liability subject to indemnification or reimbursement pursuant to Article 13 of this Agreement.

 13.4    Survival.  The rights and obligations of the Parties under this Article 13 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 14
DISPUTE RESOLUTION

The Separation Agreement with respect to Dispute Resolution, effective as of the Effective Time, among the Parties and other parties thereto shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby), or the commercial or economic relationship of the Parties relating hereto or thereto.

ARTICLE 15
ASSIGNMENT

 15.1    Prohibition of Assignment.  Neither Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement except as permitted by Section 7.7(a), Article 9 and Section 15.2, without the prior written consent of the other Party.

 15.2    Assignment to Capitol Group.  Capitol may elect to have one or more of the members of Capitol Group assume the rights and obligations of Capitol under this Agreement.

ARTICLE 16
MISCELLANEOUS

 16.1    Notices.  All notices and other communications hereunder shall be given in the manner set forth in Section 9.2 of the Separation Agreement.

 16.2    Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Michigan, without regard to the conflicts of law rules of such state. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Michigan or any federal court with subject matter jurisdiction located in the Western District of Michigan (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than such courts

 16.3    Judgment Currency.  The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court order or judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Dollars due; and each Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify each other Party against, and to pay to such Party on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

 16.4    Entire Agreement.  This Agreement, the other Ancillary Agreements, the Separation Agreement and exhibits, schedules and appendices hereto, including the Transition Services Schedules, and thereto and the specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.

 16.5    Conflicts.  In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail.  In case of any conflict or inconsistency between the terms and conditions of this Agreement (excluding, for the purpose of this Section 16.5, any Transition Service Schedule thereto) and the terms of any Transition Service Schedule, the provisions of the Transition Service Schedule shall prevail.

 16.6    Force Majeure.  No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from superior force (“Force Majeure”) or any act, occurrence or omission beyond its reasonable control and without its fault or negligence, such as fires, explosions, accidents, strikes, lockouts or labor disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organization exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities or, in the case of computer systems, any failure in electrical or air conditioning equipment (a “Force Majeure Event”).   If a Force Majeure Event has occurred and its effects are continuing, then, upon notice by the Party who is delayed or prevented from performing its obligations to the other Party, (i) the affected provisions or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, (ii) the Party which is delayed or prevented from performing its obligations by a Force Majeure Event shall have the right to apportion its Services in an equitable manner to all users and (iii) such Party shall have no liability to the other Party or any other Person in connection therewith.  The Party which is delayed or prevented from performing its obligations by the Force Majeure Event shall resume full performance of this Agreement as soon as reasonably practicable following the cessation of the Force Majeure Event (or the consequences thereof).

 16.7    Amendment and Waiver.  This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Parties.  No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

 16.8    Further Assurances.  Each Party agrees to use Commercially Reasonable Efforts to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the relations contemplated hereby.  Without limiting the foregoing and the provisions of the Separation Agreement, each Party shall make available during normal business hours for inspection and copying by the other Party and such other Persons as the other Party shall designate in writing, all books and records in the possession which relate to the Services and which are necessary to confirm the said Party’s compliance with its obligations under this Agreement.

 16.9    Severability.  The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not a part hereof.

 16.10    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

Signatures on the following page

IN WITNESS WHEREOF, the Parties, having caused this Agreement to be executed, do hereby warrant and represent that their respective signatories, whose signatures appear below, have been and are on the date of this document officers duly authorized by all necessary and appropriate corporate action to execute this Agreement.

CAPITOL BANCORP LTD.

By:_________________________________

Its:__________________________________

MICHIGAN COMMERCE BANCORP LIMITED

By:___________________________________

Its:____________________________________

Signature Page to Administrative Services Agreement

SCHEDULE 3.1

ADMINISTRATIVE SERVICES

1.    Provision of Office Space to MCBL. Capitol shall sublease to MCBL or its affiliates general office space, utilities, mail, and other related services within offices located at 222 Washington Square North and 200 Washington Square North, Lansing Michigan at the exact same terms and conditions as are in place between Capitol and lessor.

2.    Administrative Services. Capitol shall provide or cause to be provided to MCBL the services set forth in this Schedule 3.1 at the same service level and type as Capitol provides for its own account.

3.    Legal Services.  Capitol will provide the following legal and compliance services to MCBL:

•	Review loan and other transaction documents, when needed.

•	Review of contracts.

•	Assist in litigation.

•	Review and assist in negotiations of leases and real estate purchase agreements.

•	Assist in employment related contracts or litigation.

•	Assist in M&A activities.

•	Assist in insurance negotiations and procurement.

•	Assist with adverse loan collection matters, foreclosures and other real estate owned.

•	Manage any external legal counsel engagements. MCBL to pay charges incurred.

•	Provide legal counsel and advice on an as-needed basis.

4.    Finance Services.  Capitol  will provide the following finance, accounting and tax services to MCBL:

•	Provide general ledger system and transaction support services.

•	Maintain budget and financial reporting system software.

SCHEDULE 3.1

•	Provide bill payment services, including employee expense reimbursement, and related tax reporting services (Use and Sales Tax and 1099 reporting).

•	Preparation and filing of Regulatory Reports (call reports, FR2900, etc.).

•	Preparation of monthly financial reporting package for Board of Directors.

•	Remit backup withholding and file periodic IRS returns.

•	Maintain fixed asset and prepaids software and records.

•	Assist in the computation of risk-based capital ratios.

•	Provide financial analysis requested by MCBL consistent with customary practice.

•
Oversee the preparation of all federal, state and local corporate income/franchise/property tax filings and related estimated tax payments not covered by the Tax Separation Agreement effective ______________ between Capitol and MCBL.

•	Provide SEC and NASDAQ reporting services, including Forms 10Q, 10K, S-3, S-4 and 8-K. Maintain files for insider ownership of stock.

•	Assist in the preparation of press releases and handling of inquiries from shareholders or analyst.

•	Assist with correspondence to shareholders, transfer agent, Reg O officers and other related items.

5.    human resource services.  Capitol  will provide the following human resource services to MCBL:

•
Provide candidate screening including, credit check, criminal records search, motor vehicle record review, drug testing, prior employment references, educational review, personal reference check and administration of pre-employment testing.

•	Assist with compliance with EEOC regulations and employment law.

•	Maintain employee files.

•
Administer the process of bi-weekly payrolls, maintain electronic time keeping system and maintain the Human Resource Information System provided by third-party vendor.  MCBL is responsible for direct cost from third-party vendor.

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•
Provide consulting services to managers and supervisors on employee performance issues, dispute resolution, job specific training, compensation analysis, and market studies on compensation related practices.

•
Manage employee benefit programs, including all health related, 401k ESOP and ESPP.  This includes assistance in the negotiations with third-party vendors on the cost of such programs, open enrollment, employee education and claims resolution services.

•	Coordinate regulatory audits of employee benefit plans and programs.

6.    Miscellaneous.  The listing above may not be an all inclusive list of the Administrative Services that Capitol will provide to MCBL during the normal course of business.  Any minor services that have been omitted will be provided at no incremental cost.

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SCHEDULE 3.2

TECHNOLOGY SERVICES

      1.   Technology services. Capitol shall provide or cause to be provided to MCBL and affiliate banks (such affiliates, collectively, “Bank”) the services set forth in this Schedule 3.2 at the same service level and type as Capitol provides for its own account.

    Data & Proof Processing Services.  Capitol agrees to provide Bank with the following services; provided that, in addition to any further services listed herein and except as specifically provided to the contrary in this Agreement, the parties intend for Capitol to provide the Bank with the same or similar services it did under the Original Agreement:

   a.           Repetitive Services.  Exhibit A attached to this schedule defines the Data Processing Services which Capitol shall provide to Bank, and, when applicable, the due in and due out schedules for such Data Processing Services.

   b.           Change in Data or Proof Processing Services.  The intent of this agreement is to continue to provide Technology Services to the Bank consistent with past practice and consistent with the other Banks processed by Capitol.  Capitol may be required by its vendors or choose to add new services, change existing services or eliminate obsolete services during the Term (“Change in Service”).  Capitol shall provide advance written notice prior to any material change in Data and/or Proof Processing Services and such change shall be subject to approval by the Bank. Upon a Change in Service, the parties to this Agreement may renegotiate the payment terms of this Agreement.  Such renegotiation shall be conducted by both parties in good faith.

Capitol does not intend to make changes to its Technology Services, including but not limited to; adding systems, technology, applications, interfaces, supporting new vendors, or having processes and procedures, that are dedicated only to support the Bank.  Notwithstanding anything to the contrary, Bank acknowledges and agrees to the conversion of its online banking systems from Digital Insight to Jack Henry Net Teller.  Accordingly, Bank agrees to pay any and all third-party costs associated with this conversion.

   c.           Obligations of Bank.  In order to provide the Data Processing Services contracted for under this Agreement, the Bank shall provide the information and data set forth on Exhibit B to Capitol in the frequency and manner as provided for in such Exhibit B.  The information and data shall be conveyed to Capitol in a manner determined by Capitol in its sole and absolute discretion.

   d.           Proof Processing. Exhibit C attached to this Agreement defines the Proof Processing Services which Capitol shall provide to Bank.

SCHEDULE 3.2

                   e.           Technology and Security Services.  In consideration for the Transaction Processing Services outlined herein and the Technology Services (i.e. network and internet connectivity, e-mail and other such technology systems), it is agreed that:

    i)           Capitol may implement network and other system isolation of the Bank from the Capitol network as it deems advisable in its sole and absolute discretion;

    ii)           During the Term, the Bank shall not make any changes to the technology infrastructure maintained by Capitol or used to access Capitol systems;

    iii)           During the Term, the Bank will not add equipment to the Capitol network or connect the existing equipment to any other network; and

    iv)           During the Term, the Bank will not change any vendor that could affect any interfaces or operational processes.

   f.           Transportation and Condition of Data and Programs.  Specifications, documentation, tapes, disks, forms, data, equipment/hardware, systems and programs submitted by the Bank to Capitol shall be transported at the Bank’s expense between the Bank’s premises and Capitol, and must be correct, complete and compatible with Capitol’s equipment and systems and in good condition.  If late, incorrect, incomplete or incompatible, Bank shall pay the rates in effect at the time for the additional work performed by Capitol to correct, complete or render compatible such data and to reschedule and process the Bank’s work as promptly as possible, but the Bank agrees to extend and schedule for this purpose.  All specifications, documentation, systems and programs supplied by Bank to Capitol for use by Capitol in providing the services herein may be reviewed, documented and/or tested at the Bank’s expense to determine and/or establish compatibility with Capitol equipment and documentation standards.  Capitol shall provide appropriate specifications and otherwise relevant information to Bank to facilitate Bank’s compliance with its requirement to furnish Data and Programs as contemplated herein.

   g.           Verification of Data and Programs.  If Bank has not furnished controls to Capitol to permit verification or checking of data and programs, Bank agrees to accept the obtained results as complete and satisfactory performance by Capitol.

    h.           Disposition of Data and Programs.  Specifications, documentation, tapes, disks, forms, data, equipment/hardware, systems and programs furnished to Capitol by Bank pursuant to this Agreement may be retained by Capitol until the services provided hereunder are complete and paid for.  In the event of termination of this Agreement, Capitol shall advise Bank of the property held for Bank and, unless otherwise instructed in writing within thirty (30) days of such advice, Capitol may dispose of such property and charge any expense incurred in disposing of such property to the Bank.

   i.           Ownership of Data and Programs.  Each party warrants and represents to the other party that all specifications, documentation, tapes, discs, forms, data, equipment/hardware, systems and programs provided by it which are used to process data

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supplied by Bank are held with good and complete title or are used under valid licenses which authorize use in processing data supplied by Bank either for its benefit or benefit of third parties.  Each party also covenants that it shall defend in any threatened action and otherwise hold the other party free of any liability for expense, including reasonable attorney’s fees, to any third party or governmental body for the use of said programs and systems. All specifications, documentation, tapes, discs, forms, data, equipment/hardware, systems and programs furnished by Bank, or developed by Capitol for Bank at Bank’s expense, are and shall remain the property of Bank.  All specifications, documentation, tapes, discs, forms, data, equipment/hardware, systems and programs furnished by Capitol, or developed and utilized by Capitol in connection with this Agreement, other than the aforementioned specifications, documentation, tapes, discs, forms, data, equipment/hardware, systems and programs are and shall remain the property of Capitol.

   j.           Delivery.  Capitol will be responsible for timely delivery, in accordance with the customary past practices of Capitol and the Bank, of all input and output data to the Bank’s facilities necessary to provide the services contemplated in this Schedule 3.2.

   k.           Third Party Contracts. Bank recognizes that Capitol may contract with many third parties who provide some of the services contemplated in this Schedule 3.2.  When applicable, these service providers are also subject to performance standards.  Upon request and notice as provided herein, Bank may review all such agreements, for any reason related to the business of the Bank, including, but not limited to, determining the Bank’s or satisfaction with the third party service providers’ performance standards.

   l.           Corrections.  Capitol agrees to promptly correct any errors made by Capitol in the processing of any of Bank’s data, including the rebuilding of any data files damages or destroyed due to Capitol’s error.  Any such corrections or rebuilding will be without charge to Bank, unless caused by the nature or lack of timeliness of data submitted by Bank, in which case Bank will pay Capitol its reasonable expenses and charges.

          m.           Malfunction.  Capitol shall not be responsible or liable for any losses, direct or indirect, or any consequential damages arising from any malfunction of processing equipment due to Acts of God, natural disasters, power failures, third party processors or equipment malfunction, causing the processing of services contemplated in this Schedule 3.2 to Bank to be delayed.  Capitol warrants that it will take all reasonable steps to avoid such interruptions, and shall make every reasonable attempt to restore services contemplated in this Schedule 3.2 as quickly as possible following any such interruptions.

               n.           De-Conversion.  In the event that MCBL chooses another Technology partner to provide the services listed in this Schedule 3.2, Capitol agrees to work in good faith with MCBL in the conversion of the services from Capitol’s system to MCBL’s new system.  Additionally, Capitol agrees to provide such reasonable assistance as requested by MCBL in furtherance of such conversion.  The cost for any Capitol services used for the conversion will be separately negotiated between the parties.  Cost incurred by Capitol from third-party conversion service provider will be reimbursed by MCBL within a reasonable time period after its receipt of such documentation.  Upon the Conversion Date, Capitol agrees to maintain and/or deliver to

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Bank any and all pre-Effective Date data, materials and information related to Bank and its customers.  The risk of loss of such data, materials and information, if delivered to Bank, shall remain with Capitol until delivered to Bank, at which point the Bank will assume such risk. Notwithstanding the above provision, in the event that an isolated system and/or process is not practicable to convert, or the parties otherwise agree not to convert a particular system and/or process, Capitol agrees to provide research services to the Bank at Capitol’s published research rates (not to exceed $35.00 per hour).  Such systems and/or processes may include, but are not limited to, report storage/COLD storage archives, check archives and other record retention based systems.

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EXHIBIT A

Repetitive Services

1.	Proof Transaction Capture.

a.	Image and balance transactions as they are presented into the Vertex teller system at each teller station.

b.	Centralized location for remote check processing operation for additional review, if needed, and host system posting and clearing.

c.	Retrieval of items via eVision.

2.	Deposit Processing Systems.

a. SilverLake Deposits - Demand Deposit and Savings.

i.	Processing of all daily transactional data.

ii.	Calculation of daily interest accruals, services charges and sweep transactions.

iii.	Creation of all customer notices.

iv.	Creation of periodic customer Statements.

v.	Creation of daily, weekly, monthly, quarterly and year end reports.

b.	SilverLake Time Deposits - Certificate of Deposits and Retirement Accounts

i.	Processing of all daily transactional data.

ii.	Calculation of daily interest accruals, penalties and interest payments.

iii.	Creation of all customer notices.

iv.	Creation of daily, weekly, monthly, quarterly and year end reports.

3.	General Ledger

a.	Processing of all daily transactional data.

b.	Creation of daily, weekly, monthly, quarterly and year end reports.

4.	Loan Processing Systems

a.	SilverLake Loan System

i.	Processing of all daily transactional data.

ii.	Calculation of daily interest accruals, penalties and interest payments.

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iii.	Creation of all customer notices.

iv.	Creation of billing notices.

v.	Creation of daily, weekly, monthly, quarterly and year end reports.

5.	Platform Automation Systems

a.	Streamline Deposit Interface System & LaserPro Online Interface System (where applicable)

i.	Supply interface between platform tools and core software to allow for single throughput of data.

ii.	Centralized updates for both the documents and software.

b.	Wire transfer platform.

6.	Automated Teller and Point of Sale Transaction Support

a.	Processing of all daily transactional data received from third party Processor.

b.	Transmitting of positive balance file to third party Processor

c.	Creation of daily, weekly, monthly, quarterly and year end reports

7.	Automated Clearing House (ACH)

a.	Multiple daily updates of all ACH daily transactional files received from EPN, third party processor.

b.	Creation and transmission of daily origination files to third party processor.

c.	Warehousing of future dated transactions.

d.	Creation of daily reports.

8.	Customer Information File (CIF)

a.	Processing of all daily entry and maintenance files.

b.	Creation of all CIF notices.

c.	Creation of daily, weekly, monthly, quarterly and year end reports.

9.	Electronic Report Storage (COLD)

a.	Interface between creation of reports and optical storage of those reports.

b.	Centralized permanent storage of all daily, weekly, monthly, quarterly and year end reports.

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c.	Online and near line access to all reports and notices

10.	Lock Box

a.	Processing of all daily transactional data.

b.	Creation of daily, weekly, monthly, quarterly and year end reports.

11.	Safe Deposit Box

a.	Processing of all daily transactional data.

b.	Calculation of payments, annual fees and late notices.

c.	Creation of all SDB customer notices.

d.	Creation of daily, weekly, monthly, quarterly and year end reports.

12.	Remote Merchant Capture

a.	Processing of all daily transactional data.

b.	Creation of daily, weekly, monthly, quarterly and year end reports.

13.	Year End reporting

a.	Creation of all appropriate year end notification, including but not limited to 1098s, 1099s, INT-Notices, EE-bonds & IRA notifications.

b.	Annual reporting of data to IRS for the various year end notifications.

c.	Timely sensitive reporting of year end information to customers.

d.	Storage of year end data for a minimum of 7 years.

14.	Data backups for Business Resumptions.

a.	Off site, secure storage of application and system data.

i.	Daily backup of Host Based application data

ii.	Incremental Backup of User Data on Servers

iii.	Incremental Backup of System Information

b.	Annual Business Resumption testing.

15.	Centralized user setups for both AS400 and Network IDs.

a.	New user setup

b.	Changes to users IDs

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c.	Deletion of user IDs

d.	Semi-Annual user audits.

16.          Electronic Banking Services. Certain electronic customer banking services (“Service”) such as Internet Banking, Bill Pay, ATM access and Cash Management, are contracted with third party providers for use by the banks’ customers.  In these cases Capitol will facilitate the interface between the core banking systems and such providers, allowing information to be transferred from the Service to or from the customer account.

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EXHIBIT B

Processing Schedule

Except for those conditions state in the agreement, the following processing schedule will apply to bank processing:

1.
Capitol will celebrate a holiday only if all user institutions celebrate the same holiday.  MCBL will provide Capitol with their holiday schedule no later than October 1st of each year for the following calendar year.

2.	Bank application systems will be available to the banks for on-line access, no later than 7:30 AM (LOCAL TIME), Monday through Friday.

3.	The systems will be closed for on-line access when the nightly processing begins at 7:00 PM (LOCAL TIME) Monday through Friday.

4.	The final batch of transaction items for proof capture must arrive at the Capitol processing center no later than 7:00 PM (LOCAL TIME).

5.
Normal processing priorities are to run the incoming cash letters as they arrive, and process the teller proof items in the evening after the bank lobbies close within a reasonable time to meet the cash letter deadlines for funds availability.  If evening proof processing is delayed in an emergency until the following day, then the teller proof would take precedence over the next day’s incoming cash letter until normal scheduling was again resumed.

6.
If normal batch posting is interrupted by emergency conditions, the Demand Deposits would receive first priority for recovery since customers draw upon these funds daily. Other depository transactions would follow and the loan posting would be third since these payments can be backdated to the correct posting date with little long-term customer interruption.

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EXHIBIT C

Proof Processing

Proof services will be provided on a routine basis each Monday through Friday. Exceptions to this processing schedule will occur on days where the institution chooses to be closed for business or as otherwise noted in the agreement.

Services provided are as follows:

1.            Proof document input
2.            Balancing of proof transactions
3.            In-clearing processing
4.            Deposit corrections
5.            Cash letter adjustments
6.            Returned deposit items
7.            On-line exception item system
8.            Unposted items handling
9.            Suspense item handling
10.          Stop payments
11.          High dollar notices
12.          ACH returns and NOC’s
13.          Reconciliations
14.          Customer Account large research projects
15.          Check filing as needed
16.          Customer statement preparation and mailing

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SCHEDULE 3.3

EXCLUDED ACTIVITIES

Notwithstanding anything to the contrary contained in this Agreement, the Services shall not include the following activities (the “Excluded Activities”):

(a)	Entry by MCBL into any new line of business;

(b)	Entry by MCBL into any new geographical markets;

(c)	Request by MCBL for a capital contribution from any stockholder of MCBL; or

(d)	Sale or issuance by MCBL of any equity or debt instruments (whether to stockholders of MCBL or to a third party).

SCHEDULE 3.3

SCHEDULE 5.1

FEE SCHEDULE

Effective _______, 20__

The following fee schedule is in place from the Effective Date until changed by mutual agreement by the Parties:

Fees Payable to Capitol by MCBL for Administrative Services as described in Schedule 3.1:

Department / Capitol                                                Monthly Fee
Legal	[_______]
Finance	[_______]
Human Resources	[_______]

Total Monthly Fees	[_______]

Fees Payable to Capitol by MCBL for Technology Services as described in Schedule 3.2:
[_______]
Total Monthly Fee

SCHEDULE 5.1